Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-161658 on Form S-3 of Smith Micro Software, Inc. and subsidiaries of our reports dated March 9, 2009, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2008.
We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ SingerLewak LLP
Los Angeles, CA
October 30, 2009